EXHIBIT 21

Subsidiaries

TNP Strategic Retail Operating Partnership, L.P. (Delaware)

TNP SRT Secured Holdings, LLC (Delaware)

TNP SRT Waianae Mall, LLC (Delaware)

TNP Constitution Trail, LLC (Delaware)

TNP SRT Woodland West, LLC (Delaware)

TNP SRT Osceola Village (Delaware)

TNP SRT Portfolio I, LLC (Delaware)

TNP SRT Cochran Bypass, LLC (Delaware)

TNP SRT Summit Point Holdings, LLC (Delaware)

TNP SRT San Jacinto, LLC (Delaware)

TNP SRT Craig Promenade, LLC (Delaware)

TNP SRT Morningside Marketplace, LLC (Delaware)

TNP SRT Moreno Marketplace, LLC (Delaware)

TNP SRT Northgate Plaza, LLC (Delaware)

TNP SRT Pinehurst East, LLC (Delaware)

TNP SRT Topaz Marketplace, LLC (Delaware)

TNP SRT Summit Point, LLC (Delaware)

TNP SRT Ensenada Square, LLC (Delaware)

TNP SRT Northgate Plaza Tucson, LLC (Delaware)

TNP SRT Turkey Creek, LLC (Delaware)

TNP SRT Aurora Commons, LLC (Delaware)